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                                                                  Exhibit (6)(b)


                   ADDENDUM NO. 1 TO DISTRIBUTION AGREEMENT
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          This Addendum, dated as of the 30th day of April, 1997, is entered into between PEGASUS VARIABLE ANNUITY FUND (the "Trust"), a Delaware business trust, and BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a/ BISYS FUND SERVICES ("BISYS").

          WHEREAS, BISYS and the Trust have entered into the Distribution Agreement (the "Distribution Agreement") dated October 7, 1996 with respect to shares of beneficial interest in the Trust's Managed Assets Balanced Fund, Growth and Value Fund, Mid-Cap Opportunity, Growth Fund and Money Market Fund (each a "Series");

          WHEREAS, Section 1(d) of the Distribution Agreement provides that in the event the Trust establishes one or more additional portfolios with respect to which it desires to retain BISYS to act as the exclusive distributor and representative under the Distribution Agreement, the Trust shall so notify BISYS in writing and if BISYS is willing to render such services it shall notify the Trust in writing, subject to such approval as may be required pursuant to
Section 12 of the Distribution Agreement and any necessary regulatory and shareholder approvals, and the compensation to be paid to BISYS shall be that which is agreed to in writing by the Trust and BISYS;

          WHEREAS, pursuant to Section 1(d) of the Distribution Agreement, the Trust has notified BISYS that it has established the Bond Fund and Intrinsic Value Fund and that it desires to retain BISYS to act as the exclusive distributor and representative therefor, and BISYS has notified the Trust that it is willing to serve as exclusive distributor and representative for such Funds.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  Appointment.  The Trust hereby appoints BISYS to act as exclusive
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distributor and representative to the Trust for the Bond Fund and Intrinsic
Value Fund for the period and on the terms set forth in the Distribution Agreement. BISYS hereby accepts such appointment and agrees to render the services set forth in the Distribution Agreement for the compensation herein provided.

          2.  Capitalized Terms.  From and after the date hereof, the term
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"Series" as used in the Distribution Agreement shall be deemed to include the
Bond Fund and Intrinsic Value Fund. Capitalized terms used herein and not otherwise defined
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shall have the meanings ascribed to them in the Distribution Agreement.

          3.  Miscellaneous.  Except to the extent supplemented hereby, the
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Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                         PEGASUS VARIABLE ANNUITY FUND



                         By:  /s/ Donald G. Sutherland
                              -----------------------------
                              Donald G. Sutherland
                              President and Trustee

                         BISYS FUND SERVICES LIMITED PARTNERSHIP

                         By:  BISYS FUND SERVICES, INC.,
                               its general partner

                              By:  /s/ J. David Huber
                                   ------------------------
                                   Name:  J. David Huber
                                   Title: President